News Release

Corporate Headquarters	For Immediate Release March 30, 2020
217 North Monroe Street
Tallahassee, FL 32301

For Information Contact:

Brooke Hallock

Chief Brand Officer

850.402.8525

Capital City Bank Group, Inc. Announces Change to Virtual Format for Annual Meeting of Shareowners to Be Held April 23, 2020

TALLAHASSEE, Fla. (March 30, 2020) – Capital City Bank Group (NASDAQ: CCBG) announced today that, due to the emerging public health impact of the coronavirus pandemic, and to protect the health and well-being of our shareowners and employees, our 2020 annual meeting of shareowners will now be held virtually. As previously announced, the annual meeting will be held on Thursday, April 23, 2020 at 10 a.m., Eastern Time. As described in the proxy materials for the annual meeting that we previously distributed, our shareowners are entitled to participate in the annual meeting if they were a shareowner of record as of the close of business on February 26, 2020, which is the record date for the annual meeting.

Shareowners will be able to attend the meeting online, vote their shares electronically, and submit their questions during the meeting by visiting: https://east.virtualshareholdermeeting.com/CCBG2020. To be admitted to the virtual meeting, shareowners must enter the control number found on their proxy card, voting instruction form or notice previously received.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the information provided in this press release and may continue to be used to vote each shareowner’s shares in connection with the annual meeting. We urge our shareowners to consider voting and submitting proxies in advance of the annual meeting using one of the available methods described in the proxy materials previously provided to the our shareowners.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $3.1 billion in assets. We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards and securities brokerage services. Our bank subsidiary, Capital City Bank, was founded in 1895 and has 57 banking offices and 81 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

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